                                                               Filed Pursuant to
                                                                Rule 424 (b) (3)
                                                       Registration No. 33-65493

PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated January 22, 1996)
(as supplemented by Prospectus Supplements dated February 28, 1996, April 18, 1996, May 28, 1996, June 5, 1996, June 17, 1996, June 20, 1996, June 25, 1996,
June 28, 1996, July 10, 1996, July 26, 1996, August 20, 1996, September 17,
1996, September 24, 1996 and October 18, 1996)

                           Tele-Communications, Inc.

           Tele-Communications, Inc. Series A TCI Group Common Stock
                               ($1.00 Par Value)

      Tele-Communications, Inc. Series A Liberty Media Group Common Stock
                               ($1.00 Par Value)
                               -----------------

     The following Selling Stockholder sold shares of the Company's Tele-Communications, Inc. Series A TCI Group Common Stock ("TCOMA") and Tele-Communications, Inc. Series A Liberty Media Group Common Stock ("LBTYA") on the dates, in the amounts and at the prices set forth below:

          On November 11, 1996, Michael Naify sold (i) 10,000 shares of TCOMA at $13.25 per share and (ii) 2,500 shares of LBTYA at $26.875 per share.

     All 10,000 shares of TCOMA and 2,500 shares of LBTYA were sold by the Selling Stockholder mentioned above to Montgomery Securities, as principal. No commission or other compensation was paid to Montgomery Securities in connection with such sales.

     Immediately following the sales described above, Michael Naify beneficially owned 94,385 shares of TCOMA and 23,596 shares of LBTYA which are issuable upon the conversion of certain Notes, and which shares represent less than 1% of the outstanding shares of TCOMA and 1% of the outstanding shares of LBTYA. The share numbers in the preceding sentence do not include (a) 229,996 shares of TCOMA and 57,499 shares of LBTYA issuable upon conversion of Notes owned of record by Marshall Naify as sole trustee under the Michael S. Naify 1963 Trust and (b) 109,328 shares of TCOMA and 27,332 shares of LBTYA issuable upon conversion of Notes owned of record by John M. Sherwood as trustee under the Michael S. Naify 1981 Trust.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

          The date of this Prospectus Supplement is November 14, 1996